news release

EXHIBIT 99.1
FOR RELEASE AT 3:15 AM PT
APRIL 29, 2022

Chevron Announces First Quarter 2022 Results
•Reported earnings of $6.3 billion; adjusted earnings of $6.5 billion
•Cash flow from operations of $8.1 billion; free cash flow of $6.1 billion
•Record Permian Basin unconventional production
San Ramon, Calif., April 29, 2022 – Chevron Corporation (NYSE: CVX) today reported earnings of $6.3 billion ($3.22 per share - diluted) for first quarter 2022, compared with $1.4 billion ($0.72 per share - diluted) in first quarter 2021. Included in the current quarter were pension settlement costs of $66 million. Foreign currency effects decreased earnings by $218 million. Adjusted earnings of $6.5 billion ($3.36 per share - diluted) in first quarter 2022 compares to adjusted earnings of $1.7 billion ($0.90 per share - diluted) in first quarter 2021.
Sales and other operating revenues in first quarter 2022 were $52 billion, compared to $31 billion in the year-ago period.
Earnings Summary

	Three Months Ended March 31
Millions of dollars	2022	2021
Earnings by business segment
Upstream	$6,934	$2,350
Downstream	331	5
All Other	(1,006)	(978)
Total (1)(2)	$6,259	$1,377
(1) Includes foreign currency effects	$(218)	$(2)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“First quarter financial performance saw return on capital employed increase to 14.7 percent and our balance sheet strengthen further,” said Mike Wirth, Chevron’s chairman and chief executive officer. The company’s debt ratio and net debt ratio declined to 16.7 and 10.8 percent, respectively.
“Chevron is doing its part to grow domestic supply with U.S. oil and gas production up 10 percent over first quarter last year,” Wirth continued. Chevron’s worldwide net oil equivalent production in the first quarter was 3.06 million barrels per day. Permian Basin unconventional production grew to a record 692,000 barrels of oil equivalent per day in the first quarter, as the company raised its 2022 guidance to 700,000 - 750,000 barrels per day, an increase of over 15 percent from 2021.

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“Consistent with our plans, we’re investing to grow both traditional and new energy business lines,” Wirth added. The company’s capital expenditures during the quarter increased to $2.8 billion, 10 percent higher than last year. The total of full-year capital spending and announced acquisitions is expected to be more than 50 percent higher than 2021.
Chevron accelerated plans to grow its renewable fuels business with the announced agreement to acquire Renewable Energy Group, Inc. and the signing of definitive transaction agreements with Bunge North America, Inc. The company also advanced its hydrogen, carbon capture and offsets businesses with an agreement with Iwatani Corporation of America to build 30 hydrogen fueling stations in California, an investment in Carbon Clean, a global leader in cost-effective industrial carbon capture, and an agreement with Restore the Earth Foundation, Inc. on a carbon offsets reforestation project of up to 8,800 acres in Louisiana.
The company also closed its previously announced agreement with Neste Corporation to acquire its Group III base oil business and NEXBASETM brand on April 1, 2022, strengthening its position as a leading supplier of premium base oils.
“While we continue to respond to the energy-related challenges of today, we are deeply saddened by the tragic events in Ukraine and hope for a peaceful resolution soon,” Wirth concluded.
UPSTREAM
Worldwide net oil-equivalent production was 3.06 million barrels per day in first quarter 2022. International production decreased 8 percent, while U.S. production increased 10 percent compared to the same period a year ago.

U.S. Upstream
	Three Months Ended March 31
Millions of dollars	2022	2021
Earnings	$3,238	$941
U.S. upstream operations earned $3.24 billion in first quarter 2022, compared with $941 million a year earlier. The improvement was primarily due to higher realizations and higher sales volumes.
The company’s average sales price per barrel of crude oil and natural gas liquids was $77 in first quarter 2022, up from $48 a year earlier. The average sales price of natural gas was $4.10 per thousand cubic feet in first quarter 2022, up from $2.15 in last year’s first quarter.
Net oil-equivalent production of 1.18 million barrels per day in first quarter 2022 was up 109,000 barrels per day from a year earlier. The increase was primarily due to net production increases in the Permian Basin and the absence of impacts from winter storm Uri. The net liquids component of oil-equivalent production in first quarter 2022 increased 10 percent to 880,000 barrels per day, and net natural gas production increased 11 percent to 1.83 billion cubic feet per day, compared to last year’s first quarter.

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International Upstream
	Three Months Ended March 31
Millions of dollars	2022	2021
Earnings*	$3,696	$1,409
*Includes foreign currency effects	$(144)	$(52)
International upstream operations earned $3.70 billion in first quarter 2022, compared with $1.41 billion a year ago. The increase in earnings was primarily due to higher realizations, which were partially offset by lower sales volumes. Foreign currency effects had an unfavorable impact on earnings of $92 million between periods.
The average sales price for crude oil and natural gas liquids in first quarter 2022 was $93 per barrel, up from $56 a year earlier. The average sales price of natural gas was $8.87 per thousand cubic feet in the first quarter, up from $4.72 in last year’s first quarter.
Net oil-equivalent production of 1.88 million barrels per day in first quarter 2022 was down 170,000 barrels per day from first quarter 2021. The decrease was primarily due to normal field declines, the absence of production following expiration of the Rokan concession in Indonesia and unfavorable entitlement effects due to higher prices, partially offset by the absence of curtailments. The net liquids component of oil-equivalent production decreased 16 percent to 856,000 barrels per day in first quarter 2022, while net natural gas production of 6.12 billion cubic feet per day was largely unchanged compared to last year's first quarter.
DOWNSTREAM

U.S. Downstream
	Three Months Ended March 31
Millions of dollars	2022	2021
Earnings	$486	$(130)
U.S. downstream operations reported earnings of $486 million in first quarter 2022, compared with a loss of $130 million a year earlier. The increase was mainly due to higher margins on refined product sales and higher earnings from the 50 percent-owned Chevron Phillips Chemical Company.
Refinery crude oil input in first quarter 2022 increased 4 percent to 915,000 barrels per day from the year-ago period, as the company increased refinery runs in response to higher demand.
Refined product sales of 1.22 million barrels per day were up 16 percent from the year-ago period, mainly due to higher gasoline and jet fuel demand as travel restrictions associated with the pandemic continue to ease.

International Downstream
	Three Months Ended March 31
Millions of dollars	2022	2021
Earnings*	$(155)	$135
*Includes foreign currency effects	$23	$59
International downstream operations reported a loss of $155 million in first quarter 2022, compared with earnings of $135 million a year earlier. The decrease was mainly due to higher operating expenses, lower margins on refined product sales, and a $36 million unfavorable swing in foreign currency impacts between periods.
Refinery crude oil input of 619,000 barrels per day in first quarter 2022 increased 15 percent from the year-ago period due to higher demand.
Refined product sales of 1.33 million barrels per day in first quarter 2022 increased 5 percent from the year-ago period, mainly due to higher demand for gasoline and jet fuel as restrictions from the pandemic continue to ease.
ALL OTHER

	Three Months Ended March 31
Millions of dollars	2022	2021
Net Charges*	$(1,006)	$(978)
*Includes foreign currency effects	$(97)	$(9)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in first quarter 2022 were $1.01 billion, compared to $978 million a year earlier. The increase in net charges between periods was mainly due to an unfavorable swing in foreign currency effects and higher employee benefit costs, partially offset by lower pension expenses.
CASH FLOW FROM OPERATIONS
Cash flow from operations in the first three months of 2022 was $8.1 billion, compared with $4.2 billion in 2021. Excluding working capital effects, cash flow from operations in the first three months of 2022 was $9.0 billion, compared with $5.1 billion in 2021.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first three months of 2022 were $2.8 billion, compared with $2.5 billion in 2021. The amounts included $725 million in 2022 and $678 million in 2021 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 88 percent of the company-wide total in 2022.

Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to achieving a more prosperous and sustainable world. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We are focused on lowering the carbon intensity in our operations and seeking to grow lower carbon businesses along with our traditional business lines. More information about Chevron is available at www.chevron.com.
# # #
Contact: Braden Reddall -- +1 925-842-2209

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NOTICE
Chevron’s discussion of first quarter 2022 earnings with security analysts will take place on Friday, April 29, 2022, at 8:00 a.m. PT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 3:30 a.m. PT and located under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, Twitter: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, severance costs, gains on asset sales, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. We believe it is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 5.
This news release also includes cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital. Cash flow from operations excluding working capital is defined as net cash provided by operating activities less net changes in operating working capital, and represents cash generated by operating activities excluding the timing impacts of working capital. Free cash flow is defined as net cash provided by operating activities less cash capital expenditures, and represents the cash available to creditors and investors after investing in the business. Free cash flow excluding working capital is defined as net cash provided by operating activities excluding working capital less cash capital expenditures and represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. A reconciliation of cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital are shown in Attachment 3.
This news release also includes net debt ratio. Net debt ratio is defined as total debt less cash and cash equivalents and marketable securities as a percentage of total debt less cash and cash equivalents and marketable securities, plus Chevron Corporation stockholders’ equity, which indicates the company’s leverage, net of its cash balances. The company believes this measure is useful to monitor the strength of the company’s balance sheet. A reconciliation of net debt ratio is shown in Attachment 2.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations and energy transition plans that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; disruptions in the company’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; changing refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; development of large carbon capture and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during the COVID-19 pandemic; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to implement capital allocation strategies, including future stock repurchase programs and dividend payments; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 25 of the company's 2021 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended March 31
REVENUES AND OTHER INCOME	2022	2021
Sales and other operating revenues	$52,314	$31,076
Income (loss) from equity affiliates	2,085	911
Other income (loss)	(26)	42
Total Revenues and Other Income	54,373	32,029
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	32,649	17,568
Operating expenses *	6,669	6,294
Exploration expenses	209	86
Depreciation, depletion and amortization	3,654	4,286
Taxes other than on income	2,002	1,420
Interest and debt expense	136	198
Total Costs and Other Deductions	45,319	29,852
Income (Loss) Before Income Tax Expense	9,054	2,177
Income tax expense (benefit)	2,777	779
Net Income (Loss)	6,277	1,398
Less: Net income (loss) attributable to noncontrolling interests	18	21
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$6,259	$1,377

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$3.23	$0.72
- Diluted	$3.22	$0.72
Weighted Average Number of Shares Outstanding (000's)
- Basic	1,935,668	1,912,925
- Diluted	1,944,542	1,915,889

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31
	2022	2021
Upstream
United States	$3,238	$941
International	3,696	1,409
Total Upstream	6,934	2,350
Downstream
United States	486	(130)
International	(155)	135
Total Downstream	331	5
All Other	(1,006)	(978)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$6,259	$1,377
* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Mar. 31, 2022	Dec. 31, 2021
Cash and cash equivalents	$11,671	$5,640
Marketable securities	$33	$35
Total assets	$249,048	$239,535
Total debt	$29,333	$31,369
Total Chevron Corporation stockholders' equity	$146,219	$139,067

SELECTED FINANCIAL RATIOS
Total debt plus total stockholders’ equity	$175,552	$170,436
Debt ratio (Total debt / Total debt plus stockholders’equity)	16.7%	18.4%

Adjusted debt (Total debt less cash and cash equivalents and marketable securities)	$17,629	$25,694
Adjusted debt plus total stockholders’ equity	$163,848	$164,761
Net debt ratio (Adjusted debt / Adjusted debt plus total stockholders’ equity)	10.8%	15.6%

	Three Months Ended March 31
CAPITAL AND EXPLORATORY EXPENDITURES *	2022	2021
United States
Upstream	$1,300	$1,049
Downstream	246	242
Other	42	52
Total United States	1,588	1,343

International
Upstream	1,118	1,059
Downstream	50	98
Other	1	4
Total International	1,169	1,161
Worldwide	$2,757	$2,504
* Includes interest in affiliates:
United States	$125	$86
International	600	592
Total	$725	$678

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)(1)
	Three Months Ended March 31
OPERATING ACTIVITIES	2022	2021
Net Income (Loss)	$6.3	$1.4
Adjustments
Depreciation, depletion and amortization	3.7	4.3
Distributions more (less) than income from equity affiliates	(1.4)	(0.5)
Loss (gain) on asset retirements and sales	(0.1)	(0.1)
Net foreign currency effects	0.2	0.1
Deferred income tax provision	0.6	(0.3)
Net decrease (increase) in operating working capital	(0.9)	(0.9)
Other operating activity	(0.3)	0.1
Net Cash Provided by Operating Activities	$8.1	$4.2

INVESTING ACTIVITIES
Capital expenditures	(2.0)	(1.7)
Proceeds and deposits related to asset sales and returns of investment	1.3	0.2
Other investing activity(2)	—	—
Net Cash Used for Investing Activities	$(0.7)	$(1.6)

FINANCING ACTIVITIES
Net change in debt	(2.0)	1.2
Cash dividends — common stock	(2.7)	(2.5)
Shares issued for share-based compensation	4.6	0.3
Shares repurchased	(1.3)	—
Distributions to noncontrolling interests	—	—
Net Cash Provided by (Used for) Financing Activities	$(1.4)	$(1.1)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	—	(0.1)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$6.0	$1.5

RECONCILIATION OF NON-GAAP MEASURES (1)
Net Cash Provided by Operating Activities	$8.1	$4.2
Less: Net decrease (increase) in operating working capital	(0.9)	(0.9)
Cash Flow from Operations Excluding Working Capital	$9.0	$5.1

Net Cash Provided by Operating Activities	$8.1	$4.2
Less: Capital expenditures	2.0	1.7
Free Cash Flow	$6.1	$2.5
Less: Net decrease (increase) in operating working capital	(0.9)	(0.9)
Free Cash Flow Excluding Working Capital	$7.0	$3.4
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily (borrowings) repayments of loans by equity affiliates.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended March 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2022	2021
United States	880	802
International	856	1,024
Worldwide	1,736	1,826
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,828	1,643
International	6,119	6,127
Worldwide	7,947	7,770
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	1,184	1,075
International	1,876	2,046
Worldwide	3,060	3,121
SALES OF NATURAL GAS (MMCF/D):
United States	4,461	3,911
International	4,875	5,430
Worldwide	9,336	9,341
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	300	198
International	217	152
Worldwide	517	350
SALES OF REFINED PRODUCTS (MB/D):
United States	1,217	1,050
International (5)	1,327	1,267
Worldwide	2,544	2,317
REFINERY INPUT (MB/D):
United States	915	881
International	619	536
Worldwide	1,534	1,417

(1) Includes interest in affiliates; totals may not match sum of parts due to rounding.
(2) Includes net production of synthetic oil:
Canada	39	60
(3) Includes natural gas consumed in operations (MMCF/D):
United States	57	45
International	551	558
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	353	340

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 5
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
REPORTED EARNINGS	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$3,238			$941
Int'l Upstream			3,696			1,409
U.S. Downstream			486			(130)
Int'l Downstream			(155)			135
All Other			(1,006)			(978)
Net Income (Loss) Attributable to Chevron			$6,259			$1,377

SPECIAL ITEMS
U.S. Downstream
Legal reserves	$—	$—	$—	$(140)	$30	$(110)

All Other
Pension settlement costs	(86)	20	(66)	(317)	76	(241)

Total Special Items	$(86)	$20	$(66)	$(457)	$106	$(351)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(144)			$(52)
Int'l Downstream			23			59
All Other			(97)			(9)
Total Foreign Currency Effects			$(218)			$(2)

ADJUSTED EARNINGS/(LOSS) *
U.S. Upstream			$3,238			$941
Int'l Upstream			3,840			1,461
U.S. Downstream			486			(20)
Int'l Downstream			(178)			76
All Other			(843)			(728)
Total Adjusted Earnings/(Loss)			$6,543			$1,730

Total Adjusted Earnings/(Loss) per share			$3.36			$0.90

* Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.